Exhibit 5.1

[LETTERHEAD OF OSLER, HOSKIN & HARCOURT LLP]

February 8, 2010

Tim Hortons Inc.

874 Sinclair Road

Oakville ON L6K 2Y1

Dear Sirs/Mesdames:

Re: Tim Hortons Inc.

We have acted as Canadian counsel to Tim Hortons Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), in connection with the Registration Statement on Form F-3, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1938, as amended, relating to the registration of common shares of the Company (the “Common Shares”) that may be delivered pursuant to the dividend reinvestment and optional cash purchase Plan (the “Plan”) of the Company.

We have examined the Registration Statement and the Articles of Incorporation and By-Law No. 1 of the Company, and we have examined such statues, corporate and other records, agreements, documents or other instruments and have made such other investigations as we have considered necessary to enable us to express the opinions set forth in this opinion letter.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

We have relied, as to certain factual matters, on a certificate of Jill E. Aebker, the Deputy General Counsel and Secretary of the Company of even date herewith, a copy of which has been delivered to you.

In expressing the opinion in paragraph 1 as to the existence of the Company, we have relied upon a certificate of compliance dated January 11, 2010, issued by Industry Canada, and we have assumed that the matters set out in such certificate have not changed from the date of such certificate until today.

On the basis of the foregoing, we are of the opinion that:

1.	The Company is a corporation incorporated and validly existing under the laws of Canada;

2.	The issuance of the Common Shares has been duly authorized by all necessary corporate action on the part of the Company; and

3.	The Common Shares to be sold under the Plan have been validly issued and are fully paid and non-assessable shares of the Company.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Yours very truly,

OSLER, HOSKIN & HARCOURT LLP

SWS/JDM